SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant /_/

Check the appropriate box:
/X/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

/_/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 NCT GROUP, INC.
                (formerly Noise Cancellation Technologies, Inc.)
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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/ / Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
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(2) Form, schedule or registration statement no.:
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(3) Filing party:
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(4) Date filed:
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


                                 NCT GROUP, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090


                                    _______________, 2000

Dear Fellow Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of NCT Group, Inc., a Delaware corporation ("NCT" or the "Company"), to be held at 2:00 p.m., local time, on ________________, at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905. All shareholders of record as of _______________ are entitled to vote at the Special Meeting. I urge you to be present in person or represented by proxy at the Special Meeting.

      The attached Notice of Special Meeting and Proxy Statement fully describe the formal business to be transacted at the Special Meeting, which includes the approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized for the Company.

      The Company's Board of Directors and officers are excited about the continuing successful execution of the Company's DistributedMedia.com, Inc. ("DMC") strategy to target the $117 billion advertising market. Progress in launching DMC has been most encouraging. As previously announced, DMC has (1) secured $10.0 million of equipment financing and a $1.0 million equity investment from Production Resource Group, (2) secured Compaq Computer Corporation as a charter DMC advertiser and an official supplier of customized components for the Sight & Sound(TM) system, (3) signed Trans World Entertainment for the retail installation of 1,750 Sight & Sound(TM) systems,
(4) signed Wherehouse Entertainment, Inc. for the retail installation of 1,446 Sight & Sound(TM) systems, (5) signed The Wiz for the retail installation of multiple Sight & Sound(TM) systems in 41 stores, (6) signed Barnes & Noble College Bookstores for the retail installation of multiple Sight & Sound(TM) systems in their entire network of 380 college bookstores, and (7) has signed but not announced three other retailers for the installation of additional Sight & Sound(TM) systems. In addition, DMC has recently announced the appointment of Interep Nontraditional Media ("Interep") as DMC's advertising sales representative. The appointment of Interep as DMC's advertising sales representative is a crucial component to DMC's market penetration strategy. The Company is excited about these developments, and the Company may require additional capital to support and sustain the execution of the DMC strategy until DMC revenues generate a positive cash flow. The Company is requesting that the shareholders approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized so that on an if needed and as needed basis, the Company may raise such capital. We believe that the ability to raise additional capital, if required, will help accelerate the executin of DMC's strategy.

      At the present time, the Company anticipates reserving and eventually issuing additional shares of common stock for conversion of the Company's Series F Convertible Preferred Stock ("Series F"). The Company has also designated and is considering the issuance of up to $1.8 million of the Company's Series G Convertible Preferred Stock ("Series G") which, if issued, would require the Company to reserve its common stock for the eventual conversion of the preferred shares. The proceeds of Series F and, if needed Series G, have or will be primarily directed to the execution of the Company's DMC strategy. Please refer to the Company's attached Proxy Statement for a complete discussion of the Company's plans. The Company will make future offerings of Series F or Series G, if any, only by means of a prospectus to potential investors.

      NCT's Board of Directors believes that a favorable vote on this matter is in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed proxy promptly.

      Directors and officers of NCT Group will be present to help host the Special Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend. Even if you expect to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope without delay. If you attend the Special Meeting, you may vote in person even if you have previously mailed your proxy.

      On behalf of your Board of Directors, thank you for your support.

                                    Sincerely,



                                    /s/ JAY M. HAFT
                                        -----------
                                        Jay M. Haft
                                        Chairman of the Board of Directors

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ___________, 2000

                                 ---------------

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of NCT Group, Inc. (formerly known as Noise Cancellation Technologies, Inc.) will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on ___________, ______________, 2000 at 2:00 p.m. The purpose of the Special Meeting is to vote on a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 325,000,000 shares to 390,000,000 shares and transact such other business as may properly come before the Special Meeting.

The record date for the meeting is the close of business on _____________, 2000. All holders of our common stock at that time are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements of the meeting.

The presence, in person or by proxy, of a majority of the shares of our common stock entitled to vote will constitute a quorum for the Special Meeting, and the affirmative vote of a majority of the outstanding shares of our common stock present or represented by proxy at the Special Meeting is necessary for the adoption of the proposal.

Your vote is very important. To ensure that your shares are represented, you should complete, sign, date and return the enclosed proxy card in the prepaid envelope enclosed, whether or not you expect to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted.

By Order of the Board of Directors,

/s/ Irene Lebovics
Executive Vice President
and Secretary

Linthicum, Maryland
________________, 2000

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY SHAREHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE. SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR A LISTING OF DOCUMENTS INCORPORATED BY REFERENCE. SUCH DOCUMENTS ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, AT NO CHARGE UPON REQUEST DIRECTED TO THE CORPORATE SECRETARY, 1025 WEST NURSERY ROAD, SUITE 120, LINTHICUM, MARYLAND 21090. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______________, 2000. THE EXHIBITS TO THESE DOCUMENTS WILL GENERALLY NOT BE MADE AVAILABLE UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

This Proxy Statement and form of Proxy are being mailed on or about __________, 2000, to all shareholders of record at the close of business on _________, 2000, in connection with the solicitation by the Board of Directors of Proxies for the Special Meeting to be held at 2:00 p.m., local time, on _______________, at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on matters presented at the Special Meeting in accordance with the instructions given thereon by the person executing such proxy or, in the absence of specific instructions, will be voted in favor of the proposal indicated on such proxy. Management does not know of any other matter that may be brought before the Special Meeting, but, in the event that any other matter should properly come before the Special Meeting, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

A list of shareholders entitled to vote at the Special Meeting will be available for examination by any shareholder at the Company's offices, 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090, for a period of ten (10) days prior to the Special Meeting. Such list will also be available for examination at the Special Meeting.

Revocability

Any shareholder may revoke his or her proxy at any time before the Special Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary. A shareholder also may revoke his or her proxy at any time before the Special Meeting by delivery of a subsequently dated proxy or by attending the Special Meeting and voting in person.

Quorum and Voting

The total number of issued and outstanding shares of common stock of the Company as of ___________, 2000, was _________________. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only shareholders of record as of the close of business on ______________, 2000 will be entitled to vote. A majority of the shares outstanding and entitled to vote, or ______________ shares, must be present at the Special Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the proposed amendment of the Company's Restated Certificate of Incorporation. Further, the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Special Meeting is required to transact such other business as may properly come before the Special Meeting. With respect to a proxy marked "ABSTAIN," shares are considered present at the Special Meeting for the purpose of determining the presence of a quorum, but as they are not affirmative votes for the proposal, they will have the same effect as a vote against the proposal. With respect to broker non-votes, shares are not considered present at the Special Meeting for the proposal for which the broker withheld authority and, accordingly, will not be counted in favor of or against the proposal, but will be counted toward a quorum. Because the affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the proposed amendment to the Company's Restated Certificate of Incorporation, a broker non-vote with respect to that proposal will have the effect of a vote against that proposal.

         Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 31, 1999, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is (1) the holder of 5% or more of the common stock of the Company, (2) each person who has been a Director of the Company in the last twelve months, (3) the five most highly compensated executive officers of the Company (including the Company's Chief Executive Officer) in the last fiscal year, and (4) all present and former executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                         Amount and
                                         Nature of           Approximate
                                         Beneficial          Percentage
      Name of Beneficial Owner           Ownership (1)       Of Class (1)
      ------------------------           --------------       ------------

      Michael J. Parrella                  7,045,888  (2)           2.6%
      John J. McCloy                       2,516,998  (3)             *
      Jay M. Haft                          1,862,681  (4)             *
      Sam Oolie                              909,813  (5)             *
      Stephan Carlquist                      425,000  (6)             *
      John Horton                            614,417  (7)             *
      Paul D. Siomkos                        374,000  (8)             *
      Cy E. Hammond                          518,718  (9)             *
      Irving M. Lebovics                     950,517 (10)             *
      Irene Lebovics                       1,623,067 (11)             *
      Morton Salkind                         445,000 (12)             *
      All Executive Officers and          17,535,099 (13)           6.3%
        Directors as a Group
        (12 persons)
      Carole Salkind                      28,052,452 (14)          10.0%

 *    Less than one percent.

(1) Assumes the exercise of currently exercisable options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 6,174,500 shares issuable upon the exercise of currently exercisable options and 8,888 shares held in custody for Mr. Parrella's dependent children.

(3) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 5,000 shares from a stock award granted by the Company, 1,070,000 shares issuable upon the exercise of currently exercisable options and 300,000 shares held by the John J. McCloy II Family Trust for which the named person's spouse serves as trustee, shares as to which Mr. McCloy has no voting or investment power.

(4) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 shares from a stock award granted by the Company and 1,533,500 shares issuable upon the exercise of currently exercisable options.

(5) Includes 25,000 shares from a stock award granted by the Company, 570,000 shares issuable upon the exercise of currently exercisable options, 75,000 shares owned by the named person's spouse, as to which he has no voting or investment power, 20,000 shares owned by Oolie Enterprises, and 44,313 shares held by the Oolie Family Support Foundation.

(6) Includes 420,000 shares issuable upon currently exercisable options and 5,000 shares from a stock award granted by the Company. Mr. Carlquist resigned as Director of the Company on September 23, 1999.

(7) Includes 614,417 shares issuable upon currently exercisable options. Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999.

(8) Includes 100,000 shares from a stock award granted by the Company and 274,000 shares issuable upon the exercise of currently exercisable options.

(9) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 493,718 shares issuable upon the exercise of currently exercisable options.

(10) Includes 360,000 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with his spouse. Irving Lebovics is married to Irene Lebovics. Mr. Lebovics disclaims beneficial ownership to the shares issuable to Ms. Lebovics upon the exercise of currently exercisable warrants and options.

(11) Includes 201,250 shares issuable upon the exercise of currently exercisable warrants, 831,300 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with her spouse. Irene Lebovics is married to Irving Lebovics. Ms. Lebovics disclaims beneficial ownership to the shares issuable to Mr. Lebovics upon the exercise of currently exercisable options.

(12) Includes 440,000 shares issuable upon the exercise of currently exercisable options and 5,000 shares from a stock award granted by the Company. Mr. Salkind resigned as a Director of the Company on January 19, 1999. Mr. Salkind is married to Carole Salkind, a holder of 5% or more of the common stock of the Company, shares as to which he has no voting or investment power.

(13) Includes 2,169,750 shares issuable to 3 Directors and 2 executive officers of the Company upon the exercise of currently exercisable warrants, 13,030,435 shares issuable to 12 current and former executive officers upon the exercise of currently exercisable options, 145,000 shares from stock awards issued by the Company to 4 current and former Directors and an executive officer. Excludes options to acquire 11,433,000 shares from the Company which are not presently exercisable but become exercisable over time by 11 current and former executive officers and Directors of the Company.

(14) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094. Includes 17,647,059 shares issuable upon the conversion of convertible secured notes calculated at a conversion price of $0.17 per share on the aggregate of three million dollars ($3,000,000) of convertible secured notes outstanding. Such beneficial ownership indicated herein is based on information contained in Form 13D/A filed by Ms. Salkind with the Securities and Exchange Commission on December 22, 1999, except that the conversion price used was $0.17 based on current market conditions, rather than the conversion price of $0.121 when filed. Excludes shares beneficially owned by Morton Salkind, Ms. Salkind's husband and a former Director of the Company, as to which she has no voting or investment power.


           PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITALIZATION


The Company's Board of Directors has unanimously approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 325,000,000 to 390,000,000, an increase of 65,000,000 shares. The Board of
Directors is submitting this matter for adoption by the holders of the common stock at the Special Meeting.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional common shares will reduce the percentage interest of current shareholders in the total outstanding shares of common stock. Approval of this proposal will not affect the number of other shares authorized. The relative rights and limitations of the shares of common stock and other shares authorized would remain unchanged under this proposal.

As of January __, 2000, a total of ______________ of the Company's currently authorized shares of common stock have been issued and are outstanding. In addition, a number of the currently authorized shares of common stock are required to be held in reserve for possible future issuance: (a) upon conversion of convertible secured notes and interest thereon; (b) upon conversion of certain series of the Company's convertible preferred stock and accretion of dividends thereon; (c) upon exercise of stock options and warrants; (d) upon the exchange of common stock of NCT Audio Products, Inc., a subsidiary of the Company ("NCT Audio"); and (e) for certain contingent obligations pursuant to an exchange agreement and a reset provision.

For certain conversions and exchanges into shares of our common stock, the number of shares required to be reserved may vary as a function of the price of our common stock. At a closing bid price per share of $______, the Company would not have available and in reserve all of the shares of common stock necessary to fulfill its obligations for all of these future issuances. Specifically, the Company would not have sufficient shares of common stock in reserve for issuance upon conversion into common stock of the four million dollars ($4,000,000) of secured convertible notes that have been subscribed ($3,000,000 of which notes have been issued) plus interest thereon. To alleviate this problem, current executive officers and Directors of the Company have agreed, if it should become necessary, to release or set aside the reserve required for the exercise of their warrants and options. If the proposal is adopted, the Company would have a total of approximately ______________ unissued and unreserved shares of common stock available for future issuance, at a closing bid price of $______.

Some of the additional shares will be earmarked for specific purposes, including: (a) if necessary, restoring the required reserve for shares of common stock issuable to current executive officers and Directors upon their exercise of warrants and options; (b) establishing adequate reserves for the four million dollars ($4,000,000) of secured convertible notes that have been subscribed and interest thereon ($3,000,000 of such notes have been issued); (c) increasing the maximum number of shares of common stock that may be issued to the holders of the Company's Series F Convertible Preferred Stock (the "Series F Preferred Stock"), as described below; and (d) if required, fulfilling certain contingent obligations of the Company, as described below.

As noted, the proposed increase in the number of authorized shares of common stock would ensure that the Company could fulfill certain obligations pursuant to a letter agreement between the Company and holders of the Company's Series F Preferred Stock. This letter agreement, dated December 1, 1999, provided that the maximum conversion share amounts, as defined under the Series F Preferred Stock Certificate of Designations, Preferences and Rights would be increased from 35,000,000 shares of common stock of the Company to 77,000,000 in consideration for the waiver of certain notice and redemption requirements that may have been required of the Company if the parties had not agreed upon such increase. This action was considered to be in the best interest of the Company and its investor relations and was ratified by the Company's Board of Directors in January 2000. On January 27, 2000, an amendment increasing the maximum conversion share amounts to 77,000,000 under the Series F Preferred Stock Certificate of Designation became effective when the Company filed such amendment with the Office of the Secretary of State of Delaware.

In addition, the proposed increase in the number of authorized shares of common stock would ensure that the Company could fulfill certain contingent obligations under a securities exchange agreement, dated as of October 9, 1999 (the "Exchange Agreement"), among the Company, Austost Anstalt Schaan ("Austost") and Balmore Funds S.A. ("Balmore"). Pursuant to the Exchange Agreement, on October 26, 1999 the Company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio, held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price may be subject to increase upon the application of an exchange ratio adjustment provision contained in the Exchange Agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and may be subject to decrease upon the application of a reset provision contained in the Exchange Agreement as described below.

Under the exchange ratio adjustment provision, the Company has the right to re-determine the price of the Exchange Shares issued to each of Austost and Balmore on February 15, 2000 (or another date that is not later than February 15, 2000 and that is mutually agreed upon by the Company, Austost and Balmore). If the aggregate value of the Exchange Shares issued to Austost and Balmore is greater than $2,600,000 based upon the closing bid price of the Company's common stock as reported on the OTC Bulletin Board on such date, Austost and Balmore are required to return to the Company any such Exchange Shares representing the excess amount. Under the reset provision contained in the Exchange Agreement, on April 24, 2000, and again on July 24, 2000, the Company may be required to issue additional shares to either Austost or Balmore or both if the sum of certain items on those dates is less than $2,600,000. Those items are: (i) the aggregate market value of the Exchange Shares held by Austost and Balmore (based on the per share closing bid price on those dates); (ii) the market value of any Exchange Shares transferred by Austost and Balmore as permitted under the Exchange Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost and Balmore from sales of any such shares prior to April 24, 2000 or July 24, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal $2,600,000.

Further, the proposed increase in the number of authorized shares of common stock would enable the Company to fulfill certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer on November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. In addition, the Company issued 288,461 shares of its common stock to the placement agent for the transaction. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares.

Finally, the proposed increase in the number of authorized shares of common stock would enable the Company, without undue delay, to issue such shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, including the operation of DistributedMedia.com, Inc., a subsidiary of the Company ("DMC"), and other corporate purposes. If the Company's execution of its strategy for DMC does not proceed according to plan, the Company will need to generate additional capital which may be raised by the issuance of shares of its common stock. The Board believes it to be in the best interest of the Company to make additional shares of common stock available for possible issuance for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Under the Restated Certificate of Incorporation, the Board of Directors is empowered to issue all or any part of the shares of its unissued authorized common stock without further action by shareholders. Except for the purposes outlined above, the Company currently has no specific plans to issue any additional unissued and unreserved shares of common stock.

Vote Required

The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the proposal to increase the Company's authorized common stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE COMMON STOCK VOTE FOR THE PROPOSAL TO INCREASE THE CORPORATION'S AUTHORIZED COMMON STOCK.


                                  OTHER MATTERS

As of the date of this Proxy Statement, we know of no other business to be presented for action at the Special Meeting. As to any business which would properly come before the Special Meeting, the proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.


                                  MISCELLAENOUS

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, employees or agents may solicit proxies by telephone or personally, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and we may reimburse them for their out-of-pocket expenses incurred in connection therewith. The costs of solicitation of proxies are anticipated to be approximately $87,000.

                       WHERE YOU CAN FIND MORE INFORMATION

Federal  securities  law  requires  the  Company  to file  information  with the
Securities and Exchange Commission ("SEC") concerning its business and operations. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by the Company at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

SEC rules and regulations permit us to "incorporate by reference" the information the Company files with the SEC. This means that we can disclose important information to you by referring you to the other information the Company has filed with the SEC. The information that we incorporate by reference is considered to be part of this proxy statement. Information that the Company files later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any filings the Company will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this document, but prior to the date of the shareholder meeting:

o Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and amendments thereto;

o Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999; and

o    Periodic Report on Form 8-K filed January 12, 2000.

You may request a free copy of the above filings or any filings subsequently incorporated by reference into this proxy statement by writing or calling:

                  NCT Group, Inc.
                  1025 West Nursery Road, Suite 120
                  Linthicum, Maryland  21090
                  Attn.:  Corporate Secretary

                  Telephone requests may be directed to (410) 636-8700.

In order to ensure timely delivery of these documents, you should make such request by ______________, 2000.

The Company has not authorized anyone to give any information or make any representation about the Company that differs from or adds to the information in this proxy statement or in the documents that the Company files publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this proxy statement or in the documents that the Company files publicly with the SEC.

The information contained in this proxy statement speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

                                 NCT GROUP, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Irene Lebovics as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all the shares of common stock of NCT Group, Inc. held of record by the undersigned on ____________, at the Special Meeting of Shareholders to be held on ______________, or any adjournment thereof.

           To approve the amendment of the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized thereunder from 325,000,000 shares to 390,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the above proposal.

                                         Dated:  ________________, 2000

                                         ------------------------------
                                                    Signature

                                         ------------------------------
                                                    Signature

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        PLEASE USE DARK INK TO MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE